Exhibit 11

Riggs National Corporation
Computation of Per Share Earnings
(In thousands, except per share data)
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                                                                   Years Ended December 31,
                                                      ----------------------------------------------------
                                                            1999             1998              1997
                                                      ----------------- ---------------- -----------------
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Basic Earnings Per Share:

  Income Available to Commons Shareholders                    $36,655           $38,185           $40,129
   before Extraordinary Loss

  Extraordinary Loss, Net of Taxes                             (5,061)               --                --

  Net Income Available to Common Shareholders                  31,594            38,185            40,129

Weighted-Average Shares Outstanding                        28,463,825        30,603,384        30,422,822

Basic EPS before Extraordinary Loss                             $1.29             $1.25             $1.32

Basic EPS                                                        1.11              1.25              1.32


Diluted Earnings Per Share:

  Income Available to Commons Shareholders                    $36,655           $38,185           $40,129
   before Extraordinary Loss

  Extraordinary Loss, Net of Taxes                             (5,061)               --                --

  Net Income Available to Common Shareholders                  31,594            38,185            40,129

Diluted Weighted-Average Shares Outstanding:
  Weighted-Average Shares Outstanding                      28,463,825        30,603,384        30,422,822
  Weighted-Average Dilutive Effect of Stock                   552,100         1,032,096         1,164,568
   Option Plans
Adjusted Weighted-Average Shares Outstanding               29,015,925        31,635,480        31,587,390

Diluted EPS before Extraordinary Loss                           $1.26             $1.21             $1.27

Diluted EPS                                                      1.09              1.21              1.27
                                      -68-
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